Exhibit 99.1
International Headquarters
One Enterprise Aliso Viejo, CA 92656
949.461.6000 FAX 949.461.6636

Contact:
Laurie W. Little
Valeant Pharmaceuticals
949-461-6002
laurie.little@valeant.com
VALEANT PHARMACEUTICALS ANNOUNCES PRICING OF SENIOR NOTES
     ALISO VIEJO, Calif., June 4, 2009 – Valeant Pharmaceuticals International (NYSE:VRX) announced today that it has priced its previously announced private placement of $365 million of 8.375% senior notes due 2016. The senior notes were priced at 96.797% of the principal amount and will be issued by the Company and unconditionally guaranteed by all of its domestic subsidiaries. The Company intends to use the net proceeds of this offering to repurchase securities and for general corporate purposes.
     The notes will not initially be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities law and may not be offered or sold in the United States absent registration or an applicable exemption from registration under the Securities Act and applicable state securities laws. The notes are being offered only to qualified institutional buyers under Rule 144A and outside the United States in compliance with Regulation S under the Securities Act. This press release does not constitute an offer to sell any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer or sale would be unlawful.
About Valeant
     Valeant Pharmaceuticals International (NYSE:VRX) is a multinational specialty pharmaceutical company that develops and markets a broad range of pharmaceutical products primarily in the areas of neurology and dermatology. More information about Valeant can be found at www.valeant.com.
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements, including, but not limited to, statements regarding the offering by the Company of 8.375% senior notes due 2016. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, risks and uncertainties related to the offering by the Company of 8.375% senior notes due 2016, market conditions and other risks and uncertainties as set forth under the caption “Risk Factors” in the Company’s most recent annual or quarterly report filed with the SEC, which factors are incorporated herein by reference. The Company wishes to caution the reader that these factors are among the factors that could cause actual results to differ materially from the expectations described in the forward-looking statements. The Company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The company undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this release or to reflect actual outcomes.
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